Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE

Academy Sports + Outdoors Reports
Record-Breaking Third Quarter 2020 Sales and Earnings
•Net sales of $1.35 billion, a 17.8% increase over the third quarter 2019; Comparable sales up 16.5%
•Net income of $59.6 million, a 109% increase over the third quarter 2019
•Earnings per diluted share of $0.74, a 95% increase over the third quarter 2019; Pro Forma Adjusted Earnings per diluted share of $0.91, a 168% increase over the third quarter 2019
KATY, TEXAS (PRNewswire — December 10, 2020) – Academy Sports and Outdoors, Inc. (NASDAQ: ASO) today reported financial results for the third quarter ended October 31, 2020.

Third Quarter Summary for the Period Ending October 31, 2020

Net sales for the third quarter 2020 were $1.35 billion, a 17.8% increase over $1.15 billion in the third quarter 2019. Comparable sales for the third quarter 2020 increased 16.5% over the third quarter 2019.

Academy reported net income for the third quarter 2020 of $59.6 million, or $0.74 per diluted share, a 109% net income increase over $28.6 million, or $0.38 per diluted share, in the third quarter 2019. Pro Forma Adjusted Net Income, which excludes the impact of certain non-cash and extraordinary items, was $73.7 million or $0.91 per diluted share, a 188% increase in Pro Forma Adjusted Net Income over $25.6 million or $0.34 per diluted share, in the third quarter 2019.

The Company’s gross margin rate for the third quarter 2020 was 32.7% of net sales, a 110 basis point increase over 31.6% in the third quarter of 2019, while the selling, general, and administrative (“SG&A”) expense rate was 26.6% of net sales on $359.0 million of SG&A expenses, a 40 basis point improvement over 27.0% on $309.2 million of SG&A expenses in the third quarter 2019. Excluding nonrecurring expenses associated with the Company’s October initial public offering (“IPO”), consisting of $19.9 million in additional stock compensation expense and $12.3 million for the settlement of the Company’s private equity sponsor’s monitoring agreement, SG&A expenses for third quarter 2020 would have been $326.8 million or 24.2% of net sales, a 280 basis point improvement over the third quarter 2019.

The Company reported eCommerce sales growth of 95.9% over the third quarter 2019 and that stores facilitated over 95% of the Company’s total sales, including ship-from-store, buy-online-pick-up-in-store, and in-store retail sales.

Ken Hicks, Chairman, President and Chief Executive Officer, said, “I am proud to report record-breaking quarterly sales and net income and our fifth consecutive quarter with a comparable sales increase. This was a significant accomplishment that our entire team delivered in a challenging quarter filled with many important achievements. We continue to work on our key strategic initiatives, including power merchandising, omnichannel, and customer focus, which we believe will position us well for the future.”

Year-to-date 2020 Summary

Net sales for the 39 weeks ended October 31, 2020 (“year-to-date 2020”) was $4.1 billion, an 18.3% increase over the 39 weeks ended November 2, 2019 (“year-to-date 2019”). Comparable sales for the year-to-date 2020 increased 16.1% over the year-to-date 2019.

The Company reported net income for the year-to-date 2020 of $217.2 million, a 112.3% increase over the year-to-date 2019. This resulted in earnings per diluted share of $2.82 compared to $1.37 per diluted share for the year-to-date 2019. Pro Forma Adjusted Net Income for the year-to-date 2020 was $208.6 million, a 257.6% improvement over the year-to-date 2019. This resulted in Pro Forma Adjusted Earnings per diluted share of $2.70 compared to $0.78 per diluted share for the year-to-date 2019.

The Company reported net cash provided by operating activities of $857.2 million for the year-to-date 2020, a $762.4 million increase over $94.8 million for the year-to-date 2019. Adjusted Free Cash Flow for the year-to-date 2020 was $843.4 million compared to $42.2 million for the year-to-date 2019.

Michael Mullican, Executive Vice President and Chief Financial Officer, said, "We are proud of our extraordinary team members for delivering strong year-to-date sales and earnings results. Based on our comparable sales growth before and during the ongoing pandemic, we believe our diversified product categories and resilient business model resonate well with our growing customer base. Despite challenges during the year to maintain in-stock levels in certain very productive categories, we believe that our inventory is now at an acceptable level in most categories and that we are in a good position to support our current and planned sales velocity and continue to improve even more in the near future.”
Capital Structure
The Company’s cash and cash equivalents totaled $869.7 million with no borrowings under its $1 billion ABL credit facility as of the end of the third quarter 2020. Subsequent to the third quarter, on November 6, 2020, the Company issued $400 million of senior secured notes and entered into a new $400 million term loan facility, both of which mature in 2027. The net proceeds from the notes and the new term loan, as well as cash on hand, were utilized to repay in full outstanding borrowings under the Company’s existing term loan facility in the amount of $1.4 billion, reducing the Company’s debt by $631 million. In addition, on November 6, 2020, the Company extended its $1 billion ABL facility through 2025.
Conference Call Info

The Company will host a live conference call today at 11:00 a.m. Eastern Time to discuss its financial results. Participants interested in accessing the live call can dial 1-800-289-0438 from the U.S. or 1-323-794-2423 from international locations. The conference passcode is 4060996. An audio webcast of the live call can be accessed on the Investor Relations section of the Company’s website at investors.academy.com. To listen to the live call, please dial in or go to the website at least 10 minutes prior to the start of the call.

A telephonic replay of the conference call will be available shortly after its broadcast for approximately 30 days, by dialing 1-844-512-2921 from the U.S. or 1-412-317-6671 from international locations, and entering conference passcode 4060996. A replay of the audio webcast will be archived on the Investor Relations section of the Company’s website for approximately 30 days.
About Academy

Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of 17 private label brands, which go well beyond traditional sporting goods and apparel offerings.

All references to “Academy,” “Academy Sports + Outdoors,” “we,” “us,” “our” or the “Company” in this press release refer to (1) prior to October 1, 2020 (the “IPO pricing date”), New Academy Holding Company, LLC, a Delaware limited liability company (“NAHC”) and the prior parent holding company for our operations, and its consolidated subsidiaries; and (2) on and after the IPO pricing date, Academy Sports and Outdoors, Inc., a Delaware corporation (“ASO, Inc.”) and the current parent holding company of our operations, and its consolidated subsidiaries.
On the IPO pricing date, we completed a series of reorganization transactions (the "Reorganization Transactions") that resulted in NAHC being contributed to ASO, Inc. by its members and becoming a wholly owned subsidiary of ASO, Inc. and one share of common stock of ASO, Inc. issued to then-existing members of NAHC for every 3.15 membership units of NAHC contributed to ASO, Inc. (the "Contribution Ratio"). Unless indicated otherwise, the information in this press release has been adjusted to give retrospective effect to the Contribution Ratio.

Non-GAAP Measures

Adjusted EBITDA, Adjusted Net Income (Loss), Pro Forma Adjusted Net Income (Loss), Pro Forma Adjusted Earnings Per Share, and Adjusted Free Cash Flow have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”).

These non-GAAP measures have limitations as analytical tools. For information on these limitations, as well as information on why management believes these non-GAAP measures are useful, please see our final prospectus dated October 1, 2020 (the “Prospectus”), as filed with the Securities and Exchange Commission (“SEC”) on October 2, 2020 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”), as such factors may be updated from time to time in our periodic filings with the SEC including our quarterly report on Form 10-Q for the third quarter ended October 31, 2020 (the “Quarterly Report”), which is expected to be filed on or about the date of this press release. We compensate for these limitations by primarily relying on our GAAP results in addition to using these non-GAAP measures supplementally.

See “Reconciliations of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures.
Comparable Sales
We define comparable sales as the percentage of period-over-period net sales increase or decrease, in the aggregate, for stores open after thirteen full fiscal months, as well as for all e-commerce sales. There may be variations in the way in which some of our competitors and other retailers calculate comparable sales. As a result, data in this press release regarding our comparable sales may not be comparable to similar data made available by other retailers. For additional information on comparable sales, please see the Prospectus and the Quarterly Report.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our current beliefs and expectations regarding the performance of our industry, our strategic direction, market position, prospects and future results. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Caution should be taken not to place undue reliance on any forward-looking statement as such statements speak only as of the date when made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements are not guarantees and are subject to various risk factors and uncertainties, which may cause actual results to differ materially from those implied in the forward-looking statements. Such factors include, but are not limited to, overall decline in the health of the economy and consumer discretionary spending; our ability to predict or effectively react to changes in consumer tastes and preferences, to acquire and sell brand name merchandise at competitive prices and/or to manage our inventory balances; intense competition in the sporting goods and outdoor recreation retail industries; the impact of COVID-19 on our business and financial results; our ability to safeguard sensitive or confidential data relating to us and our customers, team members and vendors; risks associated with our reliance on internationally manufactured merchandise; our ability to comply with laws and regulations affecting our business, including those relating to the sale, manufacture and import of consumer products; claims, demands and lawsuits to which we are, and may in the future, be subject and the risk that our insurance or indemnities coverage may not be sufficient; harm to our reputation; our ability to operate, update or implement our information technology systems; risks associated with disruptions in our supply chain and losses of merchandise purchasing incentives; any failure of our third-party vendors of outsourced business services and solutions; our ability to successfully continue our store growth plans or manage our growth effectively, or any failure of our new stores to generate sales and/or achieve profitability; risks associated with our e-commerce business; risks related to our owned brand merchandise; any disruption in the operation of our distribution centers; quarterly and seasonal fluctuations in our operating results; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, social and political conditions or civil unrest; our ability to protect our intellectual property and avoid the infringement of third-party intellectual property rights; our dependence on our ability to meet our labor needs; the geographic concentration of our stores; fluctuations in merchandise costs and availability; our ability to manage the growth of our business; our ability to retain key executives; our ability to successfully pursue strategic acquisitions and integrate acquired businesses; payment-related risks; the effectiveness of our marketing and advertising programs; our substantial indebtedness; and our sponsor controls us and their interests may conflict with ours or yours in the future. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under the heading entitled “Risk Factors” in our Prospectus, and Quarterly Report as such factors may be further updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.

Contact

investors@academy.com

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirteen Weeks Ended
	October 31, 2020	Percentage of Sales (2)	November 2, 2019	Percentage of Sales (2)
Net sales	$1,349,076	100.0%	$1,145,203	100.0%
Cost of goods sold	908,565	67.3%	782,781	68.4%
Gross margin	440,511	32.7%	362,422	31.6%
Selling, general and administrative expenses	358,955	26.6%	309,246	27.0%
Operating income	81,556	6.0%	53,176	4.6%
Interest expense, net	22,399	1.7%	24,585	2.1%
Other (income) expense, net	764	0.1%	(467)	0.0%
Income before income taxes	58,393	4.3%	29,058	2.5%
Income tax expense (benefit)	(1,193)	(0.1)%	506	0.0%
Net income	$59,586	4.4%	$28,552	2.5%

Earnings Per Common Share:
Basic (1)	$0.78		$0.39
Diluted (1)	$0.74		$0.38
Weighted Average Common Shares Outstanding:
Basic (1)	76,771		72,484
Diluted (1)	80,714		75,201
(1) After effect of retrospective presentation of the Reorganization Transactions and Contribution Ratio
(2) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirty-Nine Weeks Ended
	October 31, 2020	Percentage of Sales (2)	November 2, 2019	Percentage of Sales (2)
Net sales	$4,091,797	100.0%	$3,459,405	100.0%
Cost of goods sold	2,856,840	69.8%	2,398,783	69.3%
Gross margin	1,234,957	30.2%	1,060,622	30.7%
Selling, general and administrative expenses	955,591	23.4%	923,418	26.7%
Operating income	279,366	6.8%	137,204	4.0%
Interest expense, net	70,487	1.7%	77,171	2.2%
Gain on early retirement of debt, net	(7,831)	(0.2)%	(42,265)	(1.2)%
Other (income), net	(857)	0.0%	(1,921)	(0.1)%
Income before income taxes	217,567	5.3%	104,219	3.0%
Income tax expense	325	0.0%	1,914	0.1%
Net income	$217,242	5.3%	$102,305	3.0%

Earnings Per Common Share:
Basic (1)	$2.94		$1.41
Diluted (1)	$2.82		$1.37
Weighted Average Common Shares Outstanding:
Basic (1)	73,908		72,480
Diluted (1)	77,171		74,766
(1) After effect of retrospective presentation of the Reorganization Transactions and Contribution Ratio
(2) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollar amounts in thousands)

	October 31, 2020	February 1, 2020	November 2, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$869,725	$149,385	$43,538
Accounts receivable - less allowance for doubtful accounts of $1,286, $3,275 and $3,642, respectively	11,908	13,999	9,798
Merchandise inventories, net	1,082,907	1,099,749	1,331,969
Prepaid expenses and other current assets	25,789	24,548	26,140
Assets held for sale	1,763	1,763	1,763
Total current assets	1,992,092	1,289,444	1,413,208

PROPERTY AND EQUIPMENT, NET	382,620	441,407	454,406
RIGHT-OF-USE ASSETS	1,163,361	1,145,705	1,165,826
TRADE NAME	577,000	577,000	577,000
GOODWILL	861,920	861,920	861,920
OTHER NONCURRENT ASSETS	4,923	15,845	16,349
Total assets	$4,981,916	$4,331,321	$4,488,709

LIABILITIES AND STOCKHOLDERS'/PARTNERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$868,879	$428,823	529,926
Accrued expenses and other current liabilities	274,612	211,381	219,992
Current lease liabilities	79,361	76,329	73,252
Current maturities of long-term debt	18,250	34,116	18,250
Total current liabilities	1,241,102	750,649	841,420

LONG-TERM DEBT, net	1,408,885	1,428,542	1,492,609
LONG-TERM LEASE LIABILITIES	1,171,420	1,141,896	1,163,250
DEFERRED TAX LIABILITIES, NET	132,701	—	—
OTHER LONG-TERM LIABILITIES	43,244	19,197	19,529
Total liabilities	$3,997,352	$3,340,284	3,516,808

COMMITMENTS AND CONTINGENCIES

REDEEMABLE MEMBERSHIP UNITS	—	2,818	2,818

STOCKHOLDERS'/PARTNERS' EQUITY (1):
Preferred stock, $0.01 par value, authorized 50,000,000 shares; none issued and outstanding	—	—	—
Partners' equity, membership units authorized, issued and outstanding were 72,468,164 as of February 1, 2020 and November 2, 2019	—	996,285	976,538
Common stock, $0.01 par value, authorized 300,000,000 shares; 88,103,975 issued and outstanding as of October 31, 2020	881	—	—
Additional paid-in capital	93,064	—	—
Retained earnings	895,646	—	—
Accumulated other comprehensive loss	(5,027)	(8,066)	(7,455)
Stockholders'/partners' equity	984,564	988,219	969,083
Total liabilities and stockholders'/partners' equity	$4,981,916	$4,331,321	$4,488,709
(1) After effect of retrospective presentation of the Reorganization Transactions and Contribution Ratio

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$217,242	$102,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,718	88,693
Non-cash lease expense	14,870	2,471
Equity compensation	27,049	5,872
Amortization of deferred loan and other costs	2,734	2,796
Loss on swaps from debt refinancing	1,330	—
Deferred income taxes	(11,739)	(246)
Non-cash gain on early retirement of debt, net	(7,831)	(42,265)
Gain on disposal of property and equipment	—	(23)
Casualty loss	114	499
Changes in assets and liabilities:
Accounts receivable, net	2,121	8,328
Merchandise inventories, net	16,727	(197,812)
Prepaid expenses and other current assets	(1,151)	(5,134)
Other noncurrent assets	245	433
Accounts payable	439,682	99,557
Accrued expenses and other current liabilities	44,733	30,240
Income taxes payable	9,590	—
Other long-term liabilities	21,784	(958)
Net cash provided by operating activities	857,218	94,756

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21,915)	(48,614)
Proceeds from the sale of property and equipment	—	23
Notes receivable from member	8,125	(3,988)
Net cash used in investing activities	(13,790)	(52,579)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	500,000	401,100
Repayment of revolving credit facility	(500,000)	(356,800)
Repayment of term loan facility	(29,653)	(118,257)
Debt issuance fees	(556)	—
Share-Based Award Payments	(20,724)	—
Distribution	(257,000)	—
Equity contributions from Managers	—	100
Proceeds from issuance of common stock, net of Offering Costs	184,882	—
Repurchase of Redeemable Membership Units	(37)	(473)
Net cash used in financing activities	(123,088)	(74,330)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	720,340	(32,153)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	149,385	75,691
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$869,725	$43,538

ACADEMY SPORTS AND OUTDOORS, INC.
RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES
(Unaudited)
(Dollar amounts in thousands)
Adjusted EBITDA
We define “Adjusted EBITDA” as net income (loss) before interest expense, net, income tax expense and depreciation, amortization and impairment, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, stock based compensation expense, gain on early extinguishment of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, inventory write-down adjustments associated with strategic merchandising initiatives and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA in the following table.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net income	$59,586	$28,552	$217,242	$102,305
Interest expense, net	22,399	24,585	70,487	77,171
Income tax expense	(1,193)	506	325	1,914
Depreciation, amortization and impairment	25,567	29,596	79,718	88,693
Consulting fees (a)	102	237	194	3,517
Adviser monitoring fee (b)	12,953	937	14,793	2,697
Equity compensation (c)	23,359	1,405	27,049	5,872
Gain on early extinguishment of debt, net	—	—	(7,831)	(42,265)
Severance and executive transition costs (d)	—	1,237	4,137	1,237
Costs related to the COVID-19 pandemic (e)	—	—	17,632	—
Other (f)	2,965	1,704	4,894	4,455
Adjusted EBITDA	$145,738	$88,759	$428,640	$245,596

(a)	Represents outside consulting fees associated with our strategic cost savings and business optimization initiatives.
(b)	Represents our contractual payments under a monitoring agreement ("Monitoring Agreement") with Kohlberg Kravis Roberts & Co. L.P. ("Adviser").
(c)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(d)	Represents severance costs associated with executive leadership changes and enterprise-wide organizational changes.
(e)
Represents costs incurred as a result of the COVID-19 pandemic, including temporary wage premiums, additional sick time, costs of additional cleaning supplies and third party cleaning services for the stores, corporate office and distribution centers, accelerated freight costs associated with shifting our inventory purchase earlier in the year to maintain stock, and legal fees associated with consulting in local jurisdictions.

(f)
Other adjustments include (representing deductions or additions to Adjusted EBITDA) amounts that management believes are not representative of our operating performance, including investment income, installation costs for energy savings associated with our profitability initiatives, legal fees associated with our distribution and the omnibus incentive plan, store exit costs and other costs associated with strategic cost savings and business optimization initiatives.

Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings Per Share
We define “Adjusted Net Income (Loss)” as net income (loss), plus consulting fees, private equity sponsor monitoring fees, stock based compensation expense, gain on early extinguishment of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, inventory write-down adjustments associated with strategic merchandising initiatives and other adjustments, less the tax effect of these adjustments. We define “Pro Forma Adjusted Net Income (Loss)” as Adjusted Net Income (Loss) less the retroactive tax effect of Adjusted Net Income at our estimated effective tax rate of approximately 25% for periods prior to October 1, 2020, the effective date of our conversion to a C-Corporation. We define “Pro Forma Adjusted Earnings per Common Share, Basic” as Pro Forma Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and “Pro Forma Adjusted Earnings per Common Share, Diluted” as Pro Forma Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments reconciling net income (loss) to Adjusted Net Income (Loss), Pro Forma Adjusted Net Income (Loss), and Pro Forma Adjusted Earnings Per Share in the following table.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net income	$59,586	$28,552	$217,242	$102,305
Consulting fees (a)	102	237	194	3,517
Adviser monitoring fee (b)	12,953	937	14,793	2,697
Equity compensation (c)	23,359	1,405	27,049	5,872
Gain on early extinguishment of debt, net	—	—	(7,831)	(42,265)
Severance and executive transition costs (d)	—	1,237	4,137	1,237
Costs related to the COVID-19 pandemic (e)	—	—	17,632	—
Other (f)	2,965	1,704	4,894	4,455
Tax effects of these adjustments (g)	(71)	(10)	(109)	44
Adjusted Net Income	98,894	34,062	278,001	77,862
Estimated tax effect of change to C-Corporation status (h)	(25,147)	(8,472)	(69,410)	(19,535)
Pro Forma Adjusted Net Income	$73,747	$25,590	$208,591	$58,327

Pro Forma Adjusted Earnings Per Share
Basic	$0.96	$0.35	$2.82	$0.80
Diluted	$0.91	$0.34	$2.70	$0.78
Weighted average common shares outstanding
Basic (1)	76,771	72,484	73,908	72,480
Diluted (1)	80,714	75,201	77,171	74,766

(1)	After effect of retrospective presentation of the Reorganization Transactions and Contribution Ratio

(a)	Represents outside consulting fees associated with our strategic cost savings and business optimization initiatives.
(b)	Represents our contractual payments under our Monitoring Agreement with the Adviser.
(c)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(d)	Represents severance costs associated with executive leadership changes and enterprise-wide organizational changes.
(e)
Represents costs incurred as a result of the COVID-19 pandemic, including temporary wage premiums, additional sick time, costs of additional cleaning supplies and third party cleaning services for the stores, corporate office and distribution centers, accelerated freight costs associated with shifting our inventory purchase earlier in the year to maintain stock, and legal fees associated with consulting in local jurisdictions.

(f)
Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, including investment income, installation costs for energy savings associated with our profitability initiatives, legal fees associated with a distribution to NAHC's members and our omnibus incentive plan, store exit costs and other costs associated with strategic cost savings and business optimization initiatives.

(g)	Represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at our historical tax rate.
(h)	Represents the retrospective tax effect of Adjusted Net Income at our estimated effective tax rate of approximately 25% for periods prior to October 1, 2020, the effective date of our conversion to a C-Corporation, upon which we became subject to federal income taxes.

Adjusted Free Cash Flow
We define “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less net cash used in investing activities. We describe these adjustments reconciling net cash provided by operating activities to Adjusted Free Cash Flow in the following table.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net cash provided by (used in) operating activities	$83,597	$(9,205)	$857,218	$94,756
Net cash provided by (used in) investing activities	60	(20,812)	(13,790)	(52,579)
Adjusted Free Cash Flow	$83,657	$(30,017)	$843,428	$42,177